Exhibit 10.1

FORM OF

MASTER TRANSACTION AGREEMENT

by and between

IAC/INTERACTIVECORP,

and

MATCH GROUP, INC.

DATED AS OF [•]

i

ii

MASTER TRANSACTION AGREEMENT

This MASTER TRANSACTION AGREEMENT, dated as of [•], 2015, (this “Agreement”) is entered into by and among IAC/InterActiveCorp, a Delaware corporation (“IAC”) and Match Group, Inc., a Delaware corporation and wholly owned subsidiary of IAC (“Match,” and Match together with IAC, the “Parties”).

RECITALS

WHEREAS, the board of directors of IAC (the “IAC Board”) has determined that it is appropriate, desirable and in the best interests of IAC and its stockholders to complete the IPO (as defined below);

WHEREAS, the Parties are entering into this Agreement in connection with the initial public offering (“IPO”) of the Common Stock of Match pursuant to a registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended;

WHEREAS, immediately following the consummation of the IPO, IAC will continue to own at least 80.1% of the combined voting power of the outstanding Match Voting Stock and at least 80.1% of the outstanding Match Class C Common Stock, if any such shares are outstanding (each as defined herein);

WHEREAS, in order to effect the IPO, the IAC Board has determined that it is appropriate, desirable and in the best interests of IAC and its stockholders for IAC and Match to enter into a series of agreements as set forth in Section 2.10 of this Agreement (the “Ancillary Agreements”);

WHEREAS, each of Match and IAC has determined that it is necessary and desirable, on or prior to the Effective Time (as defined herein), to allocate and transfer to the applicable Group (as defined below) those Assets, and to allocate and assign to the applicable Group responsibility for those Liabilities, in respect of the activities of the Match Businesses (as defined herein) and the Remaining Businesses (as defined herein); and

WHEREAS, the Parties wish to set forth in this Agreement the terms on which, and the conditions subject to which, they intend to implement the measures described above.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.01                             Definitions.  The capitalized words and expressions and variations thereof used in this Agreement or in its schedules, unless a clearly inconsistent meaning is required under the context, shall have the meanings set forth below:

“Accounts Receivable”  means, in respect of any Person, (a) all trade accounts and notes receivable and other rights to payment from customers and all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or otherwise disposed of or services rendered to customers, (b) all other accounts and notes receivable and all security for such accounts or notes, and (c) any claim, remedy or other right relating to any of the foregoing.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by any Person or any Governmental Authority or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person as of the date on which or at any time during the period for when such determination is being made.  For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Agreement” means this Master Transaction Agreement, including all of the Schedules and Annexes hereto.

“Ancillary Agreements” has the meaning set forth in Section 2.10.

“Applicable Law” means any applicable law, statute, rule or regulation of any Governmental Authority or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.

“Appurtenances” means, in respect of any Land, all privileges, rights, easements, servitudes, hereditaments and appurtenances and similar interests belonging to or for the benefit of such Land, including all easements and servitudes appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of, access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto.

“Asset-Related Claims” means, in respect of any Asset, all claims of the owner against Third Parties relating to such Asset, whether choate or inchoate, known or unknown, absolute or contingent, disclosed or non-disclosed.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of owners or Third Parties or elsewhere), whether real, personal or mixed, tangible or intangible, movable or immovable, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of a Person, including the following:

(a)                                 Real Property;

(b)                                 Tangible Personal Property;

(c)                                  Inventories;

(d)                                 Accounts Receivable;

(e)                                  Contractual Assets;

(f)                                   Governmental Authorizations;

(g)                                  Business Records;

(h)                                 Intangible Property Rights;

(i)                                     Insurance Benefits;

(j)                                    Asset-Related Claims; and

(k)                                 Deposit Rights.

“Business Concern” means any corporation, company, limited liability company, partnership, joint venture, trust, unincorporated association or any other form of association.

“Business Day” means any day excluding (a) Saturday, Sunday and any other day which, in New York City is a legal holiday or (b) a day on which banks are authorized by Applicable Law to close in New York City.

“Business Records” means, in respect of any Person, all data and Records relating to such Person, including client and customer lists and Records, referral sources, research and development reports and Records, cost information, sales and pricing data, customer prospect lists, customer and vendor data, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, personnel Records (subject to Applicable Law), creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records.

“Claim Notice” has the meaning set forth in Section 5.04(b).

“Claimant Party” has the meaning set forth in Section 7.02(a).

“Confidential Information” has the meaning set forth in Section 6.07(a).

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under Applicable Law, including all claims or rights against any Person, choses in action and similar rights, whether accrued or contingent with respect to any such contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking, but excluding this Agreement and any Ancillary Agreement save as otherwise expressly provided in this Agreement or in any Ancillary Agreement.

“Contractual Asset” means, in respect of any Person, any Contract of, or relating to, such Person, any outstanding offer or solicitation made by, or to, such Person to enter into any Contract, and any promise or undertaking made by any other Person to such Person, whether or not legally binding.

“Deferred Beneficiary” has the meaning set forth in Section 3.01(b).

“Deferred Excluded Asset” has the meaning set forth in Section 3.01(a).

“Deferred Match Asset” has the meaning set forth in Section 3.01(a).

“Deferred Transactions” has the meaning set forth in Section 8.01(a).

“Deferred Transfer Asset” has the meaning set forth in Section 3.01.

“Deposit Rights” means rights relating to deposits and prepaid expenses, claims for refunds and rights of set-off in respect thereof.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosing Party” has the meaning set forth in Section 6.08.

“Dispute” has the meaning set forth in Section 7.02(a).

“Dispute Notice” has the meaning set forth in Section 7.02(a).

“Dispute Parties” has the meaning set forth in Section 7.02(a).

“Effective Time” means the time of the closing of the first registered offering pursuant to the IPO Registration Statement.

“EHS Liabilities” means any Liability arising from or under any Environmental Law or Occupational Health and Safety Law.

“Employee Matters Agreement” means the Employee Matters Agreement among the Parties to be dated as of the date hereof.

“Encumbrance” means, with respect to any asset, mortgages, liens, hypothecations, pledges, charges, security interests or encumbrances of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law.

“Environmental Law” means any Applicable Law from any Governmental Authority (a) relating to the protection of the environment (including air, water, soil and natural resources) or (b) the use, storage, handling, release or disposal of Hazardous Substances.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.06.

“Fiscal Year” means the 12-month accounting period of IAC or Match, as the context requires, ended on December 31 of a given year.

“GAAP” has the meaning set forth in Section 2.04(d).

“Governmental Authority” means any court, arbitration panel, governmental or regulatory authority, agency, stock exchange, commission or body.

“Governmental Authorization” means any Consent, license, certificate, franchise, registration or permit issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority or pursuant to any Applicable Law.

“Ground Lease Property” means, in respect of any Person, any Land, Improvement or Appurtenance of such Person that is subject to a Ground Lease.

“Ground Lease” means any long-term lease (including any emphyteotic lease) of Land in which most of the rights and benefits comprising ownership of the Land and the Improvements thereon or to be constructed thereon, if any, and the Appurtenances thereto for the benefit thereof, are transferred to the tenant for the term thereof.

“Group” means the IAC Group or the Match Group, as the context requires.

“Hazardous Substance” means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

“IAC” has the meaning set forth in the preamble hereto.

“IAC Auditor” has the meaning set forth in Section 8.02(a).

“IAC Board” has the meaning set forth in the recitals hereto.

“IAC Claims” has the meaning set forth in Section 5.01(b).

“IAC Group” means IAC, its Subsidiaries (subject to Section 2.04(b), other than any member of the Match Group) and their respective domestic and international businesses, assets and liabilities.

“IAC Releasors” has the meaning set forth in Section 5.01(b).

“Improvements” means, in respect of any Land, all buildings, structures, plants, fixtures and improvements located on such Land, including those under construction.

“Indemnified Party” has the meaning set forth in Section 5.04(a).

“Indemnifying Party” has the meaning set forth in Section 5.04(b).

“Information” means any information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, test procedures, research, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, manufacturing techniques, manufacturing variables, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, products, product plans, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer information, customer services, supplier information, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Benefits” means, in respect of any Asset or Liability, all insurance benefits, including rights to Insurance Proceeds, arising from or relating to such Asset or Liability.

“Insurance Proceeds” means those monies (in each case, net of any costs or expenses incurred in the collection thereof and net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments)):

(a)                                 received by an insured from an insurance carrier; or

(b)                                 paid by an insurance carrier on behalf of the insured.

“Intangible Property Rights” means, in respect of any Person, all intangible rights and property of such Person, including IT Assets, going concern value and goodwill

“Intercompany Accounts” means all balances related to indebtedness, including any intercompany indebtedness, loan, guaranty, receivable, payable or other account between a member of any Group, on the one hand, and a member of any other Group, on the other hand.

“Internal Control Audit and Management Assessments” has the meaning set forth in Section 8.02(c).

“Inventories” means, in respect of any Person, all inventories of such Person wherever located, including all finished goods, (whether or not held at any location or facility of such Person or in transit to or from such Person), work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Person in production of finished goods.

“Investor Rights Agreement” means the Investor Rights Agreement among the Parties to be dated as of the date hereof.

“IPO Registration Statement” means the registration statement on Form S-1 first publicly filed by Match Group, Inc. with the SEC on October 16, 2015 (together with all amendments and supplements thereto) in connection with the registration under the Securities Act of Match’s Common Stock.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment and all associated documentation.

“Land” means, in respect of any Person, all parcels and tracts of land in which the Person has an ownership interest.

“Liability” means, with respect to any Person, any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, joint or several, whenever arising, and including those arising under any Applicable Law, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions) or Order of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, in each case, whether or not recorded or reflected or otherwise disclosed or required to be recorded or reflected or otherwise disclosed, on the books and records or financial statements of any Person, including any Specified Financial Liability, EHS Liability or Liability for Taxes.

“Match” has the meaning set forth in the preamble hereto.

“Match Assets” has the meaning set forth in Section 2.04.

“Match Balance Sheet” with respect to the Match Business, Match, any Match Entity or the Match Group, means the Match Group Balance Sheet.

“Match Business” means (a) the businesses and operations of Match Group, Inc. and its Subsidiaries as described in the Prospectus forming a part of the Registration Statement, (b) any other business conducted primarily through the use of the Match Assets prior to the Effective Time and (c) the businesses and operations of Business Concerns acquired or established by or for Match or any of its Subsidiaries after the date of this Agreement.

“Match Capital Stock” means Match Common Stock, Match Class B Common Stock and Match Class C Common Stock.

“Match Claims” has the meaning set forth in Section 5.01(a).

“Match Class B Common Stock” means the Class B common stock, par value $0.001, of Match Group, Inc.

“Match Class C Common Stock” means the Class C common stock, par value $0.001, of Match Group, Inc.

“Match Common Stock” means the common stock, par value $0.001, of Match Group, Inc.  For the avoidance of doubt, Match Common Stock does not include Match Class B Common Stock or the Match Class C Common Stock.

“Match Entities” means those Business Concerns forming part of the IAC Group which are identified on Schedule 2.04(b) and which on and after the Effective Time form part of the Match Group.

“Match Group Balance Sheet” has the meaning set forth in Section 2.04(c).

“Match Group” means Match, the Match Entities and each other Person (other than any member of the IAC Group) that is a direct or indirect Subsidiary of Match immediately after the Effective Time, and each Person that becomes a Subsidiary of Match after the Effective Time.

“Match Liabilities” has the meaning set forth in Section 2.07.

“Match Opening Balance Sheet” has the meaning set forth in Section 2.04(e).

“Match Releasors” has the meaning set forth in Section 5.01(a).

“Match Voting Stock” means the Match Common Stock and the Match Class B Common Stock, and any other classes of common stock of Match Group, Inc. that are entitled to vote on all matters presented to the shareholders. For the avoidance of doubt, Match Voting Stock does not include the Match Class C Common Stock.

“NASDAQ” means the Nasdaq Stock Market.

“Non-IAC Parties” has the meaning set forth in Section 5.01(b).

“Non-Match Parties” has the meaning set forth in Section 5.01(a).

“Occupational Health and Safety Law” means any Applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means any action taken by a Person that is in the ordinary course of the normal, day-to-day operations of such Person and is consistent with the past practices of such Person.

“Parties” has the meaning set forth in the preamble hereto.

“Person” means any individual, Business Concern or Governmental Authority.

“Prime Rate” means the rate which JPMorgan Chase & Co. (or any successor thereto or other major money center commercial bank agreed to by the Parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

“Prospectus” with respect to the IPO Registration Statement means the prospectus forming a part of the IPO Registration Statement, as the same may be amended or supplemented from time to time.

“Providing Party” has the meaning set forth in Section 6.08.

“Real Property” means any Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Regulation S-K” means Regulation S-K of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

“Remaining Business” means all businesses of IAC other than the Match Businesses.

“Remaining IAC Entity” means any Business Concern that is a member of the IAC Group on and after the Effective Time.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

“Requesting Party” has the meaning set forth in Section 6.01(a).

“Responding Party” has the meaning set forth in Section 7.02(a).

“Response” has the meaning set forth in Section 7.02(a).

“Responsible Group” has the meaning set forth in Section 3.02(c).

“Responsible Party” has the meaning set forth in Section 3.02(a).

“Retained Liabilities” has the meaning set forth in Section 2.07.

“Retaining Person” has the meaning set forth in Section 3.01(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Senior Party Representatives” has the meaning set forth in Section 7.02(a).

“Services Agreement” means the Services Agreement among the Parties to be dated as of the date hereof.

“Shared Liability” of Match means any Liability from, relating to, arising out of, or derivative of any matter, claim or litigation, whether actual or potential, associated with any securities law litigation relating to any public disclosure (or absence of public disclosure) with respect to Match, the Match Business or the Match Entities in the Match Group made by IAC prior to the Effective Time, including the fees and expenses of outside counsel retained by IAC in connection with the defense and/or settlement of any such matter.  For purposes of this definition, the phrase “securities law litigation” shall include claims alleging any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in alleged violation of the Securities Act, the Exchange Act or any similar state law and any claims premised on, related to or derivative of such alleged statements, omissions or violations, whether payable to any current, past or future holders of IAC securities or any Match securities, to any of the co-defendants in such action or to any Governmental Authority.  Notwithstanding anything in Section 5.06 to the contrary, the amount of any Shared Liability shall be net of any insurance proceeds actually recovered by or on behalf of any member of any Group.

“Specified Financial Liabilities” means, in respect of any Person, all liabilities, obligations, contingencies, instruments and other Liabilities of a financial nature with Third Parties of, or relating to, such Person, including any of the following:

(a)                                 foreign exchange contracts;

(b)                                 letters of credit;

(c)                                  guarantees of Third Party loans;

(d)                                 surety bonds (excluding surety for workers’ compensation self-insurance);

(e)                                  interest support agreements on Third Party loans;

(f)                                   performance bonds or guarantees issued by Third Parties;

(g)                                  swaps or other derivatives contracts;

(h)                                 recourse arrangements on the sale of receivables or notes; and

(i)                                     indemnities for damages for any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, undertaking or obligation.

“Subsidiary” of any Person means any corporation, partnership, limited liability entity, joint venture or other organization, whether incorporated or unincorporated, of which a majority of the total voting power of capital stock or other interests entitled (without the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, is at the time owned or controlled, directly or indirectly, by such Person.

“Tangible Personal Property” means, in respect of any Person, all machinery, equipment, tools, furniture, office equipment, supplies, materials, vehicles and other items of tangible personal or movable property (other than Inventories and IT Assets) of every kind and wherever located that are owned or leased by the Person, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance Records and other documents relating thereto.

“Tax” has the meaning ascribed to such term in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement among the Parties dated as of the date hereof.

“Third Party” means a Person (a) that is not a Party to this Agreement, other than a member of the Match Group or a member of the IAC Group and (b) that is not an Affiliate thereof.

“Third Party Claim” has the meaning set forth in Section 5.04(b).

“Third Party Consent” has the meaning set forth in Section 2.08.

“Transaction” has the meaning set forth in Section 2.01.

“Unreleased Group” has the meaning set forth in Section 3.02(a).

“Unreleased Liabilities” has the meaning set forth in Section 3.02(a).

“Unreleased Party” has the meaning set forth in Section 3.02(a).

“Unreleased Person” has the meaning set forth in Section 3.02(a).

Section 1.02          Schedules.  The following schedules are attached to this Agreement and form a part hereof:

(a)           Schedule 2.04(b) Match Entities

(b)           Schedule 2.04(c) Match Group Balance Sheet

(c)           Schedule 2.06(a) Excluded Assets

(d)           Schedule 2.07(a) Match Liabilities

(e)           Schedule 2.07(b) Retained Liabilities

(f)            Schedule 2.11 Certain Resignation Exceptions

Section 1.03          Effective Time.  This Agreement shall be effective as of the Effective Time.

ARTICLE 2

THE TRANSACTION

Section 2.01          Separation.  To the extent not already complete, IAC and Match agree to implement a separation of their Respective Businesses (the “Transaction”) and to cause the Match Businesses to be transferred to Match and its Subsidiaries and the Remaining Business to be held by IAC and its Subsidiaries (other than Match and its Subsidiaries) as of the Effective Time, on the terms and subject to the conditions set forth in this Agreement.  The Parties acknowledge that the Transaction is intended to result in (i) Match directly or indirectly, operating the Match Business, owning the Match Assets and assuming the Match Liabilities, and (ii) IAC directly or indirectly (other than through the Match Entities), operating the Remaining Business, owning the Remaining Assets and assuming the Remaining Liabilities, as set forth in this Article 2.

Section 2.02          Implementation.  The Transaction shall be completed in accordance with the agreed general principles, objectives and other provisions set forth in this Article 2 and shall be implemented in the following manner:

(a)           through the performance by the Parties of all other provisions of this Agreement;

(b)           through the transfer from time to time following the Effective Time of the Deferred Transfer Assets as described in Article 3; and

(c)           through the completion from time to time following the Effective Time of the Deferred Transactions, as described in Section 8.01(a).

Section 2.03          Transfer of Match Assets; Assumption of Match Liabilities.  On the terms and subject to the conditions set forth in this Agreement, and in furtherance of the Transaction, with effect as of the Effective Time:

(a)           To the extent not already complete, IAC agrees to cause the Match Assets to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to Match, and Match agrees to accept all of the Match Assets and all of the rights, title and interest in and to all of the Match Assets owned, directly or indirectly, by IAC which, except with respect to Deferred Match Assets and Unreleased Liabilities, will result in Match owning, directly or indirectly, the Match Business.

(b)           Match agrees to accept, assume and faithfully perform, discharge and fulfill all of the Match Liabilities in accordance with their respective terms.

Section 2.04          Match Assets.  For the purposes of this Agreement, “Match Assets” shall mean, without duplication, those Assets whether now existing or hereinafter acquired, used or contemplated to be used or held for use exclusively or primarily in the ownership, operation or conduct of the Match Business or relating exclusively or primarily to the Match Business or to a Match Entity including the following:

(a)           all Assets expressly identified in this Agreement or in any Ancillary Agreement or in any Schedule hereto or thereto, including those, if any, listed on

Schedule 2.04(a), as Assets to be transferred to, or retained by, Match or any other member of the Match Group;

(b)           the outstanding capital stock, units or other equity interests of the Match Entities (other than equity interests in Match), as listed on Schedule 2.04(b), and the Assets owned by the Match Entities;

(c)           all Assets properly reflected on the balance sheet set forth on Schedule 2.04(c) (the “Match Group Balance Sheet”), excluding Assets disposed of by IAC or any other Subsidiary or entity controlled by IAC subsequent to the date of the Match Group Balance Sheet;

(d)           all Assets that have been written off, expensed or fully depreciated by IAC or any Subsidiary or entity controlled by IAC that, had they not been written off, expensed or fully depreciated, would have been reflected on the Match Group Balance Sheet in accordance with accounting principles generally accepted in the United States (“GAAP”);

(e)           all Assets acquired by IAC or any Subsidiary or entity controlled by IAC after the date of the Match Group Balance Sheet and that would be reflected on the balance sheet of Match as of the Effective Time (the “Match Opening Balance Sheet”), if such balance sheet were prepared in accordance with GAAP; and

(f)            all Match Assets transferred to Match or any member of the Match Group pursuant to Section 8.01(a); provided, however, that any such transfer shall take effect under Section 8.01(a) and not under this Section 2.04.

Notwithstanding the foregoing, there shall be excluded from the definition of Match Assets under this Section 2.04 Business Records to the extent they are included in or primarily relate to any Excluded Asset or Retained Liability or the Remaining Business or their transfer is prohibited by Applicable Law or by agreements between Match and IAC or any member of their respective Groups and Third Parties or otherwise would subject Match or IAC or any member of their respective Groups to liability for such transfer.  Access to such excluded Business Records shall be governed by Article 6.

Section 2.05          Deferred Match Assets.  Notwithstanding anything to the contrary contained in Section 2.04 or elsewhere in this Agreement, the Match Assets shall not include any Deferred Match Assets.  The transfer to Match or any member of the Match Group of any such Deferred Match Asset shall only be completed at the time, in the manner and subject to the conditions set forth in Article 3.

Section 2.06          Excluded Assets.

(a)           Notwithstanding anything to the contrary contained in Section 2.04 or 2.07 or elsewhere in this Agreement, the following Assets of IAC (or of any other relevant member of the IAC Group) that would otherwise be included among the Match Assets shall not be transferred to Match (or any other member of the Match Group), shall not form part of the Match Assets and shall remain the exclusive property of IAC (or the relevant member of the IAC Group) on and after the Effective Time (the “Excluded Assets”):

(i)            any Asset expressly identified on Schedule 2.06(a); and

(ii)           any Asset transferred to IAC or to any other relevant member of the IAC Group pursuant to Section 8.01; provided, however, that any such transfers shall take effect under Section 8.01 and not under this Section 2.06.

(b)           Notwithstanding anything to the contrary in this Agreement, Excluded Assets shall not include Deferred Excluded Assets.  The transfer to IAC (or to the relevant member of the IAC Group) of any such Asset shall be completed at the time, in the manner and subject to the conditions set forth in Article 3.

Section 2.07          Liabilities.  For the purposes of this Agreement, Liabilities shall be identified as “Match Liabilities,” or “Retained Liabilities” under the following principles:

(a)           any Liability which is expressly identified on Schedule 2.07(a) shall be a Match Liability;

(b)           any Liability which is expressly identified on Schedule 2.07(b) shall be a Retained Liability;

(c)           50% of any Shared Liability shall be a Match Liability and 50% shall be a Retained Liability;

(d)           any Liability of a Match Entity, whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time and whether or not reflected on the Match Group Balance Sheet or on the Match Opening Balance Sheet, shall be a Match Liability, unless it is expressly identified in this Agreement (including on any Schedule hereto) or in any Ancillary Agreement as a Liability to be assumed or retained by IAC (or any other member of the IAC Group), in which case it shall be a Retained Liability;

(e)           any Liability relating to, arising out of, or resulting from the conduct of, the Match Business (as conducted at any time prior to, on or after the Effective Time) or relating to a Match Asset or a Deferred Match Asset and whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time and whether or not reflected on the Match Group Balance Sheet or the Match Opening Balance Sheet, shall be a Match Liability, unless it is expressly identified in this Agreement (including on any Schedule hereto) or in any Ancillary Agreement as a Liability to be assumed or retained by IAC (or any other member of the IAC Group), in which case it shall be a Retained Liability;

(f)            any Liability which is reflected or otherwise disclosed as a liability or obligation of the Match Group on the Match Group Balance Sheet shall be a Match Liability;

(g)           any Liability which would be reflected or otherwise disclosed on the Opening Match Balance Sheet, if such balance sheet were prepared under GAAP, shall be a Match Liability;

(h)           any Liability pursuant to contracts entered into by IAC and/or any member of the IAC Group (i) in connection with the acquisition, by IAC and/or any member of the IAC Group,

of any Match Entity and/or Match Business or (ii) otherwise relating primarily to a Match Entity and/or the conduct of the Match Business, shall be a Match Liability, unless it is expressly identified in this Agreement (including on any Schedule hereto) or in any Ancillary Agreement as a Liability to be assumed or retained by IAC (or any other member of the IAC Group), in which case it shall be a Retained Liability;

(i)            any Liability of a Remaining IAC Entity, whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time, shall be Retained Liability, unless it is determined to be a Match Liability pursuant to clause (a), (b), (c), (d), (f), (g) or (h) above, in which case it shall be a Match Liability as set forth thereunder;

(j)            any Liability relating to, arising out of, or resulting from the conduct of, a Remaining IAC Business (as conducted at any time prior to, on or after the Effective Time) or relating to an Excluded Asset and whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time, shall be a Retained Liability, unless it is determined to be a Match Liability pursuant to clause (a), (b), (c), (d), (f), (g) or (h) above, in which case it shall be a Match Liability as set forth thereunder; and

(k)           any Liability of Match or any other member of the Match Group under this Agreement or any Ancillary Agreement shall be a Match Liability and any Liability of IAC or any other member of the IAC Group under this Agreement or any Ancillary Agreement shall be a Retained Liability.

Section 2.08          Third Party Consents and Government Approvals.  To the extent that the Transaction or any transaction contemplated thereby requires a Consent from any Third Party (a “Third Party Consent”) or any Governmental Authorization, the Parties will use commercially reasonable efforts to obtain all such Third Party Consents and Governmental Authorizations prior to the Effective Time.  If the Parties fail to obtain any such Third Party Consent or Governmental Authorization prior to the Effective Time, the matter shall be dealt with in the manner set forth in Article 3.

Section 2.09          Preservation of Agreements.  The Parties each agree that all written agreements, arrangements, commitments and understandings between any member or members of the Match Group, on the one hand, and any member or members of the IAC Group, on the other hand, shall remain in effect in accordance with their terms from and after the Effective Time, unless otherwise terminated by the relevant Parties thereto.

Section 2.10          Ancillary Agreements.  On or prior to the Effective Time, the Parties shall execute and deliver or, as applicable, cause the appropriate members of their respective Groups to execute and deliver, each of the following agreements (collectively, the “Ancillary Agreements”):

(a)           the Employee Matters Agreement;

(b)           the Tax Sharing Agreement;

(c)           the Investor Rights Agreement;

(d)           the Services Agreement; and

(e)           such other agreements and instruments as may relate to or be identified in any of the foregoing agreements.

Section 2.11          Resignations.

(a)           IAC agrees to cause each Person who is a director or an officer of any Match Entity and who will not be or become a director or officer of that same Match Entity at the Effective Time to resign from such position with effect as of the Effective Time; provided, however, that this Section 2.11 shall not apply to the persons in the capacities set forth on Schedule 2.11.

(b)           Match agrees to cause each Person (i) who is a director or an officer of a Remaining IAC Entity and (ii) who will become an employee of any Match Entity at the Effective Time to resign from such position with effect as of the Effective Time.

(c)           Each of Match and IAC agrees to obtain all such letters of resignation or other evidence of such resignations as may be necessary or desirable in performing their respective obligations under this Section 2.11.

Section 2.12          Cooperation.  The Parties shall cooperate in all aspects of the Transaction and shall sign all such documents and perform all such other acts as may be necessary or desirable to give full effect to the Transaction; and each of Match and IAC shall cause each other member of its respective Group to do likewise.

Section 2.13          Disclaimer of Representations and Warranties.

(a)           Each of Match and IAC (on behalf of itself and each other member of its respective Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no Party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, makes any representation or warranty, express or implied, regarding any of the Match Assets, Match Entities, Match Businesses, Excluded Assets, Match Liabilities or Retained Liabilities including any warranty of merchantability or fitness for a particular purpose, or any representation or warranty regarding any Consents or Governmental Authorizations required in connection therewith or their transfer, regarding the value or freedom from Encumbrances of, or any other matter concerning, any Match Asset or Excluded Asset, or regarding the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other Match Asset or Excluded Asset, including any Account Receivable of any Party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Match Asset or Excluded Asset upon the execution, delivery and filing hereof or thereof.

(b)           Except as may expressly be set forth herein or in any Ancillary Agreement, all Match Assets and Excluded Assets are being transferred on an “as is, where is” basis, at the risk of the respective transferees without any warranty whatsoever on the part of the transferor, formal or implicit, legal, statutory or conventional (and, in the case of any Real Property, by means of a quitclaim or similar form deed or conveyance).

ARTICLE 3

DEFERRED SEPARATION TRANSACTIONS

Section 3.01          Deferred Transfer Assets.

(a)           If the transfer to, or retention by, any member of the Match Group of any Asset that would otherwise constitute a Match Asset (a “Deferred Match Asset”) or the transfer to, or retention by, any member of the IAC Group of any Asset that would otherwise constitute an Excluded Asset (a “Deferred Excluded Asset,” and together with a Deferred Match Asset, a “Deferred Transfer Asset”) cannot be accomplished without giving rise to a violation of Applicable Law, or without obtaining a Third Party Consent or a Governmental Authorization (collectively, a “Transfer Impediment”) and any such Third Party Consent or Governmental Authorization has not been obtained prior to the Effective Time, then such Asset shall be dealt with in the manner described in this Section 3.01.

(b)           Pending removal of such Transfer Impediment, the Person holding the Deferred Transfer Asset (the “Retaining Person”) shall hold such Deferred Transfer Asset for the use and benefit, insofar as reasonably possible, of the Party to whom the transfer of such Asset could not be made at the Effective Time (the “Deferred Beneficiary”).  The Retaining Person shall use commercially reasonable efforts to preserve such Asset and its right, title and interest therein and take all such other action as may reasonably be requested by the Deferred Beneficiary (in each case, at such Deferred Beneficiary’s expense) in order to place such Deferred Beneficiary, insofar as reasonably possible, in the same position as it would be in if such Asset had been transferred to it or retained by it with effect as of the Effective Time and so that, subject to the standard of care set forth above, all the benefits and burdens relating to such Deferred Transfer Asset, including possession, use, risk of loss, potential for gain, enforcement of rights against third parties and dominion, control and command over such Asset, are to inure from and after the Effective Time to such Deferred Beneficiary and the members of its Group.  The provisions set forth in this Article 3 contain all the obligations of the Retaining Person vis-à-vis the Deferred Beneficiary with respect to the Deferred Transfer Asset and the Retaining Person shall not be bound vis-à-vis the Deferred Beneficiary by any other obligations under Applicable Law.

(c)           The Parties shall continue on and after the Effective Time to use commercially reasonable efforts to remove all Transfer Impediments; provided, however, that no Party shall be required to make any unreasonable payment or assume any material obligations therefor.  As and when any Transfer Impediment is removed, the relevant Deferred Transfer Asset shall forthwith be transferred to its Deferred Beneficiary at no additional cost and in a manner and on terms consistent with the relevant provisions of this Agreement and the Ancillary Agreements, including Section 2.13(b) hereof, and any such transfer shall take effect as of the date of its actual transfer.

(d)           Notwithstanding the foregoing or any provision of Applicable Law, a Retaining Person shall not be obligated, in connection with the foregoing, to expend any money in respect of a Deferred Transfer Asset unless the necessary funds are advanced by the Deferred Beneficiary of such Deferred Transfer Asset, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Deferred Beneficiary of such Deferred Transfer Asset.

Section 3.02          Unreleased Liabilities.

(a)           If at any time on or after the Effective Time, any member of the Match Group or the IAC Group shall remain obligated to any Third Party in respect of any Liability of the other Party or its Group (such other Party with respect such Unreleased Liability and such Unreleased Person, the “Responsible Party”) — the following provisions shall apply.  The Liabilities referred to in this Section

3.02 are hereinafter referred to as the “Unreleased Liabilities,” the Person remaining obligated for such Liability in a manner contrary to what is intended under this Agreement is hereinafter referred to as the “Unreleased Person,” such Unreleased Person’s Party, the “Unreleased Party” and such Unreleased Person’s Group, the “Unreleased Group”.

(b)           Each Unreleased Person shall remain obligated to Third Parties for such Unreleased Liability as provided in the relevant Contract, Applicable Law or other source of such Unreleased Liability and shall pay and perform such Unreleased Liability as and when required, in accordance with its terms.

(c)           Each Responsible Party shall indemnify, defend and hold harmless each Match Indemnified Party or IAC Indemnified Party, as the context requires, that is an Unreleased Person from and against any Liabilities arising in respect of each Unreleased Liability of such Unreleased Person that is a Liability of such Responsible Party.  Each Responsible Party shall take, and shall cause the members of its Group (the “Responsible Group”) to take, such other actions as may be reasonably requested by the applicable Unreleased Party in accordance with the provisions of this Agreement in order to place the applicable Unreleased Group, insofar as reasonably possible, in the same position as it would be in if such Unreleased Liability had been fully contributed, assigned, transferred, conveyed, and delivered to, and accepted and assumed or retained, as applicable, by such Responsible Party (or any relevant member of the Responsible Group) with effect as of the Effective Time and so that all the benefits and burdens relating to such Unreleased Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Unreleased Liability, are to inure from and after the Effective Time to the member or members of the Responsible Group.

(d)           Each Responsible Party shall continue on and after the Effective Time to use commercially reasonable efforts to cause the applicable Unreleased Persons to be released from their respective Unreleased Liabilities.

(e)           If, as and when it becomes possible to delegate, novate or extinguish any Unreleased Liability in favor of an Unreleased Person, the relevant Parties shall promptly sign all such documents and perform all such other acts, and shall cause each member of their respective Groups, as applicable, to sign all such documents and perform all such other acts, as may be necessary or desirable to give effect to such delegation, novation, extinction or other release without payment of any further consideration by the Unreleased Person.

Section 3.03          No Additional Consideration.  For the avoidance of doubt, the transfer or assumption of any Assets or Liabilities under this Article 3 shall be effected without any additional consideration by any Party hereunder.

ARTICLE 4

COVENANTS

Section 4.01          General Covenants.  Each Party covenants with and in favor of the other Parties that it shall, subject, in the case of IAC, to Article 9:

(a)           do and perform all such acts and things, and execute and deliver all such agreements, assurances, notices and other documents and instruments as may reasonably be required of it to facilitate the carrying out of the intent and purpose of this Agreement;

(b)                                 cooperate with and assist the other Party, both before and after the Effective Time, in dealing with transitional matters relating to or arising from the Transaction, this Agreement, the IPO or the Ancillary Agreements; and

(c)                                  cooperate in preparing and filing all documentation (i) to effect all necessary applications, notices, petitions, filings and other documents; and (ii) to obtain as promptly as reasonably practicable all Consents and Governmental Authorizations necessary or advisable to be obtained from any Third Party and/or any Governmental Authority in order to consummate the transactions contemplated by this Agreement (including all approvals required under applicable antitrust laws).

Section 4.02                             Covenants of Match.  In addition to the covenants of Match provided for elsewhere in this Agreement, Match covenants and agrees with, and in favor of, IAC that it shall:

(a)                                 use commercially reasonable efforts and do all things reasonably required of it to cause the Transaction and the IPO to be completed, including cooperating with IAC to obtain:  the approval for the listing of Match Common Stock on NASDAQ or such other securities exchange or inter-dealer quotation system as is reasonably acceptable to IAC;

(b)                                 use its commercially reasonable efforts to take all such action as may be necessary or desirable under applicable state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Transaction and the IPO;

(c)                                  perform and, as applicable, cause each member of the Match Group to perform each of its and their respective obligations under each Ancillary Agreement and the Underwriting Agreement.

Nothing in this Section 4.02 shall be deemed, by itself, to shift Liability for any portion of any registration statement or prospectus filed with the SEC by Match, including the IPO Registration Statement and the corresponding prospectus, to IAC.

ARTICLE 5

MUTUAL RELEASES; INDEMNIFICATION; INSURANCE

Section 5.01                             Release of Pre-Transaction Claims.

(a)                                 Except as provided in Section 5.01(c), effective as of the Effective Time, Match does hereby, on behalf of itself and each other member of the Match Group, their respective Affiliates (other than any member of the IAC Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders (other than any member of the IAC Group), directors, officers, agents or employees of any member of the Match Group (in each case, in their respective capacities as such) (the “Match Releasors”), unequivocally, unconditionally and irrevocably release and discharge members of the IAC Group, their respective Affiliates (other than any member of the Match Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the IAC Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “Non-Match Parties”), from any and all Actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against a Non-Match Party or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the Match Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the Non-Match Parties, relating to any claims or transactions or occurrences whatsoever, up to but excluding the Effective Time, including in connection with the Transaction and the IPO and all activities to implement the Transaction and the IPO (“Match Claims”); and the Match Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any Match Claim.

(b)                                 Except as provided in Section 5.01(c), effective as of the Effective Time, IAC does hereby, on behalf of itself and each other member of the IAC Group, their respective Affiliates (other than any member of the Match Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the IAC Group (in each case, in their respective capacities as such) (the “IAC Releasors”), unequivocally, unconditionally and irrevocably release and discharge Match, the other members of the Match Group, their respective Affiliates (other than any member of the IAC Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders (other than any member of the IAC Group), directors, officers, agents or employees of the Match Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “Non-IAC Parties”), from any and all Actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against a Non-IAC Party or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the IAC Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the Non-IAC Parties, relating to any claims or transactions or occurrences whatsoever, up to but excluding the Effective Time including in connection with the Transaction, the IPO and all activities to implement the Transaction and the IPO (“IAC Claims”); and the IAC Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any IAC Claim.

(c)                                  Nothing contained in Section 5.01(a) or Section 5.01(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or, any agreement, arrangement, commitment or understanding that is contemplated by Section 2.10 or any other agreement, arrangement, commitment or understanding that is entered into after the Effective Time among any member of the Match Group, on the one hand, and any member of the IAC Group, on the other hand, nor shall anything contained in the foregoing sections be interpreted as terminating as of the Effective Time any rights under any such agreements, contracts, commitments or understandings.  For purposes of clarification, nothing contained in Section 5.01(a) or Section 5.01(b) shall release any Person from:

(i)                                     any Liability provided in or resulting from this Agreement or any of the Ancillary Agreements;

(ii)                                  any Liability provided in or resulting from any agreement among any member of the Match Group on the one hand, and any member of the IAC Group on the other hand, that is contemplated by Section 2.10 (including for greater certainty, any

Liability resulting or flowing from any breaches of such agreements that arose prior to the Effective Time);

(iii)                               any Liability provided in or resulting from any other agreement, arrangement, commitment or understanding that is entered into after the Effective Time between any member of the Match Group on the one hand, and any member of the IAC Group on the other hand;

(iv)                              any Liability that the Parties may have with respect to indemnification or this Article 5 for Third Party Claims;

(v)                                 any Liability for unpaid Intercompany Accounts; or

(vi)                              any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.01.

In addition, nothing contained in Section 5.01(a) or Section 5.01(b) hereof shall release any member of the Match Group from honoring its existing obligations to indemnify any director, officer or employee of the IAC Group who was a director, officer or employee of such member of the Match Group on or prior to the Effective Time, to the extent that such director, officer or employee becomes a named defendant in any litigation involving such company and was entitled to such indemnification pursuant to the existing obligations.

(d)                                 Match shall not make, and shall not permit any other member of the Match Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against IAC or any member of the IAC Group or any other Person released pursuant to Section 5.01(a), with respect to any Liabilities released pursuant to Section 5.01(a).

(e)                                  IAC shall not make, and shall not permit any other member of the IAC Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Match or any other member of the Match Group or any other Person released pursuant to Section 5.01(b), with respect to any Liabilities released pursuant to Section 5.01(b).

Section 5.02                             Indemnification by Match.  Except as provided in Section 5.04 and Section 5.05 and subject to Section 10.01, Match shall, and shall cause the other members of the Match Group to, fully indemnify, defend and hold harmless IAC, each other member of the IAC Group and each of its respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the “IAC Indemnified Parties”), from and against any and all Liabilities of the IAC Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a)                                 the Match Business, any Match Entity, any Match Asset, any Match Liability or, subject to Article 3, any Deferred Match Asset;

(b)                                 any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement or any of the Ancillary Agreements, by Match or any other member of Match Group, subject to any limitation on liability set forth in any Ancillary Agreement for any such breach or failure to perform or comply with any covenant, undertaking or obligation under such Ancillary Agreement; and

(c)                                  any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement (other than information provided by IAC to Match specifically for inclusion in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement), (ii) contained in any public filings made by Match with the Commission following the date of the IPO and (iii) provided by Match to IAC specifically for inclusion in IAC’s annual or quarterly or current reports following the date of the IPO to the extent (A) such information pertains to (x) a Match Entity or (y) the Match Business or (B) IAC has provided prior written notice to Match that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any IAC Entity, including as a result of any misstatement or omission of any information by any IAC Entity to Match.

Section 5.03                             Indemnification by IAC.  Except as provided in Section 5.04 and Section 5.05 and subject to Section 10.01, IAC shall indemnify, defend and hold harmless Match, each other member of the Match Group and each of their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the “Match Indemnified Parties”), from and against any and all Liabilities of the Match Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a)                                 any Remaining IAC Business or any Retained Liability;

(b)                                 any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement or any of the Ancillary Agreements, by IAC or any other member of the IAC Group, subject to any limitation on liability set forth in any Ancillary Agreement for any such breach or failure to perform or comply with any covenant, undertaking or obligation under such Ancillary Agreement; and

(c)                                  any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement provided by IAC specifically for inclusion therein to the extent such information pertains to (x) the IAC Entities or (y) the IAC Business and (ii) provided by IAC to Match specifically for inclusion in Match’s annual or quarterly or current reports following the date of the IPO to the extent (A) such information pertains to (x) an IAC Entity or (y) the IAC Business or (B) Match has provided written notice to IAC that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any Match Entity, including as a result of any misstatement or omission of any information by any Match Entity to IAC.

Section 5.04                             Procedures for Indemnification of Third Party Claims.

(a)                                 All claims for indemnification relating to a Third Party Claim by any indemnified party (an “Indemnified Party”) hereunder shall be asserted and resolved as set forth in this Section 5.04.

(b)                                 In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a Third Party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, and any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim.  The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by a court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether it desires to defend the Indemnified Party against such Third Party Claim; provided that in the event a Claim Notice in respect of indemnification sought pursuant to Section 5.02(c) so specifies, the Indemnified Party shall have the right to require the Indemnifying Party, and in such event the Indemnifying Party shall be required, to defend the Indemnified Party against such Third Party Claim at the Indemnifying Party’s expense.

(c)                                  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party at the Indemnifying Party’s expense.  Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing.  The Indemnified Party shall participate in any such defense at its expense, provided that such expense shall be the responsibility of the Indemnifying Party if (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (in which case the Indemnifying Party shall not be responsible for expenses in respect of more than one counsel for the Indemnified Party in any single jurisdiction), or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently defend a Third Party Claim it has assumed the defense of, as provided in the first sentence of this Section 5.04(c).  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Applicable Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates.

(d)                                 If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim or after receiving a Claim Notice specified in the proviso to the last sentence of Section 5.04(b), fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.  The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(e)                                  The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees; it being understood that the reasonable costs and expenses of the Indemnified Party relating thereto shall be Liabilities, subject to indemnification.

(f)                                   The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Applicable Law), and to cause all communications among employees, counsel and others representing either party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 5.05                             Procedures for Indemnification of Direct Claims.  Any claim for indemnification made directly by the Indemnified Party against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder.  Such Indemnifying Party shall have a period of 45 days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such 45-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim.  If such Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article 7.

Section 5.06                             Adjustments to Liabilities.

(a)                                 If an Indemnified Party receives any payment from an Indemnifying Party in respect of any Liabilities and the Indemnified Party could have recovered all or a part of such Liabilities from a Third Party (a “Potential Contributor”) based on the underlying claim or demand asserted against such Indemnifying Party, such Indemnified Party shall, to the extent permitted by Applicable Law, assign such of its rights to proceed against the Potential Contributor as are necessary to permit such Indemnifying Party to recover from the Potential Contributor the amount of such payment.

(b)                                 If notwithstanding Section 5.07 an Indemnified Party receives an amount from a Third Party in respect of a Liability that is the subject of indemnification hereunder after all or a portion of such Liability has been paid by an Indemnifying Party pursuant to this Agreement, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Liability, plus the amount received from the Third Party in respect thereof, over (ii) the full amount of the Liability.

(c)                                  An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

Section 5.07                             Payments.  The Indemnifying Party shall pay all amounts payable pursuant to this Article 5 by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed backup documentation, for a Liability that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Liability, in which event it shall so notify the Indemnified Party.  In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Liability for which it is liable hereunder no later than three (3) days following any final determination of such Liability and the Indemnifying Party’s liability therefor.  A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

Section 5.08                             Contribution.  If the indemnification provided for in this Article 5 shall, for any reason, be unavailable or insufficient to hold harmless the Indemnified Party hereunder in respect of any Liability, then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder, the Parties intending that their respective contributions hereunder be as close as possible to the indemnification under Section 5.02 and Section 5.03.  If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put the Indemnified Party in the same position as if it were indemnified under Section 5.02 or Section 5.03, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.

Section 5.09                             Remedies Cumulative.  The remedies provided in this Article 5 shall be cumulative and, subject to the provisions of Article 7, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 5.10                             Survival of Indemnities.  The rights and obligations of Match, IAC and their respective Indemnified Parties under this Article 5 shall survive the distribution, sale or other transfer by any Party of any Assets or the delegation or assignment by it of any Liabilities.

Section 5.11                             Shared Liabilities.  Notwithstanding anything to the contrary contained in this Agreement:

(a)                                 In order to facilitate the defense of any Shared Liability, each of Match and IAC agree that (i) Match and IAC shall cooperate in the defense of any Shared Liability; (ii) each of Match and IAC shall be responsible for the costs of its own in-house counsel and other internal personnel in the defense of any Shared Liability; (iii) IAC shall be entitled to control the defense and/or settlement of any Shared Liability, although Match shall be entitled to observe with counsel of its own selection and at its own expense; provided, however, that after the Effective Time IAC shall not settle all or any portion of any Shared Liability unless any remaining Liability of Match and its Affiliates and their respective current and former officers and directors relating to the Shared Liability will be fully released as a result of such settlement.

(b)                                 Each of Match and IAC agree to act in good faith and to use their reasonable best efforts to preserve and maximize the insurance benefits due to be provided under all policies of insurance and to cooperate with one another as necessary to permit each other to access or obtain the benefits under those policies; provided, however, that nothing hereunder shall be construed to prevent either Party or any other Person from asserting claims for insurance benefits or accepting insurance benefits provided by the policies.  Each of Match and IAC agree to exchange information upon reasonable request of the other Party regarding requests that they have made for insurance benefits, notices of claims, occurrences and circumstances that they have submitted to the insurance companies or other entities managing the policies, responses they have received from those insurance companies or entities, including any payments they have received from the insurance companies and any agreements by the insurance companies to make payments, and any other information that the Parties may need to determine the status of the insurance policies and the continued availability of benefits thereunder.

(c)                                  If Match or IAC receives notice or otherwise learns of the assertion by any person or entity (including a Governmental Authority) of a Shared Liability, that Party shall give the other Parties written notice of such Shared Liability, providing notice of such Shared Liability in reasonable detail.  The failure to give notice under this subsection shall not relieve any Party of its Liability for any Shared Liability except to the extent the Party is actually prejudiced by the failure to give such notice.  The Parties shall be deemed to be on notice of any Shared Liability pending prior to the Effective Time.

Section 5.12                             Insurance Matters.

(a)                                 Match does hereby, for itself and each other member of the Match Group, agree that no member of the IAC Group or any IAC Indemnified Party shall have any liability whatsoever as a result of the insurance policies and practices of IAC and its Affiliates as in effect at any time prior to the Effective Time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise; provided this Section 5.12(a) shall not negate IAC’s agreement under Section 5.01(a).

(b)                                 IAC agrees to use its reasonable best efforts to cause the interest and rights of Match and the other members of the Match Group as of the Effective Time as insureds or beneficiaries or in any other capacity under occurrence-based insurance policies and programs (and under claims-made policies and programs to the extent a claim has been submitted prior to the Effective Time) of IAC or any other member of the IAC Group in respect of periods prior to the Effective Time to survive the Effective Time for the period for which such interests and rights would have survived without regard to the transactions contemplated hereby to the extent permitted by such policies, and IAC shall continue to administer such policies and programs on behalf of Match and the other relevant members of the Match Group, subject to Match’s reimbursement to IAC and the other relevant members of the IAC Group for the actual out-of-pocket costs of such ongoing administration and the internal costs (based on the proportion of the amount of time actually spent on such matter to such employee’s normal working time) of any employee or agent of IAC of any other relevant member of the IAC Group who will be required to spend at least ten percent of his or her normal working time over any ten (10) Business Days working with respect to any such matter on behalf of Match or any member of the Match Group.  Any proceeds received by IAC or any other member of the IAC Group after the Effective Time under such policies and programs in respect of Match or other members of the Match Group shall be for the benefit of Match and such other members.

(c)                                  This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the IAC Group in respect of any insurance policy or any other contract or policy of insurance.

(d)                                 Nothing in this Agreement shall be deemed to restrict any member of the Match Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

ARTICLE 6

EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 6.01                             Agreement for Exchange of Information; Archives.

(a)                                 Without limiting any rights or obligations under any Ancillary Agreement between the Parties and/or any other member of their respective Groups relating to confidentiality, each Party agrees to provide, and to cause its Representatives, its Group members and its respective Group members’ Representatives to provide, to the other Group and any member thereof (a “Requesting Party”), at any time before, on or after the Effective Time, subject to the provisions of Section 6.04 and as soon as reasonably practicable after written request therefor, any Information within the possession or under the control of such Party or one of such Persons which the Requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the Requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the Requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or similar requirements of the Requesting Party, in each case other than claims or allegations that one Party to this Agreement or any of its Group members has or brings against the other Party or any of its Group members, or (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Applicable Law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)                                 After the Effective Time, Match and the other members of the Match Group shall have access during regular business hours (as in effect from time to time), and upon reasonable advance notice, to the documents and objects of historical significance that relate to the Match Business, the Match Assets or the Match Entities and that are located in archives retained or maintained by IAC or any other member of the IAC Group.  Match and the other members of the Match Group may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that Match shall cause any such objects to be returned promptly, at Match’s expense, in the same condition in which they were delivered to Match or to any member of the Match Group and the other members of the Match Group shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions.  In any event, the foregoing shall not be deemed to restrict the access of IAC or any other member of the IAC Group to any such documents or objects.  Nothing herein shall be deemed to impose any Liability on IAC or any other member of the IAC Group if documents or objects referred to in this Section 6.01 are not maintained or preserved by IAC or any other member of the IAC Group.  Alternatively, IAC, acting reasonably, may request from Match and any other member of the Match Group that they provide IAC with reasonable advance notice, with a list of the requested Information that relates to the Match Business, Match Assets, or Match Entities and IAC shall use, and shall cause the other members of the IAC Group that are in possession of the Information requested to use, commercially reasonable efforts to locate all requested Information that is owned or possessed by IAC or any of its Group members or Representatives.  IAC will make available all such Information for inspection by Match or any other relevant member of the Match Group during normal business hours at the place of business reasonably designated by IAC.  Subject to such confidentiality or security obligations as IAC or the other relevant members of its Group may reasonably deem necessary, Match and the other relevant members of the Match Group may have all requested Information duplicated.  Alternatively, IAC or the other relevant members of the IAC Group may choose to deliver to Match, at Match’s expense, all requested Information in the form reasonably requested by Match or the Match Group.  At IAC’s request, Match shall cause such Information when no longer needed to be returned to IAC at Match’s expense.

(c)                                  Match shall make available and shall cause the Match Group to make available to the IAC Group at least the level of access provided by the IAC Group under Section 6.01(b) to Match.

Section 6.02                             Ownership of Information.  Any Information owned by either Match or IAC (or any of their respective Group members) that is provided to a Requesting Party pursuant to Section 6.01 shall be deemed to remain the property of the providing party.  Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 6.03                             Compensation for Providing Information.  The Party requesting Information agrees to reimburse the providing Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the Requesting Party.  Except as may be otherwise specifically provided elsewhere in this Agreement, in the Ancillary Agreements, or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

Section 6.04                             Record Retention.  To facilitate the possible exchange of Information pursuant to this Article 6 and other provisions of this Agreement after the Effective Time, each of Match and IAC agree to use commercially reasonable efforts to retain, and to cause the members of their respective Group to retain, all Information in their respective possession or control at the Effective Time in accordance with the policies of the IAC Group as in effect at the Effective Time or such other policies as may be reasonably adopted by the appropriate Party after the Effective Time.  Prior to the fifth (5th) anniversary of the Effective Time, neither Match nor IAC will destroy, or permit any member of their respective Groups to destroy, any Information which the other Party or any member of its Group may have the right to obtain pursuant to this Agreement without first using commercially reasonable efforts to notify such other Party of the proposed destruction and giving such other Party the opportunity to take possession of such Information prior to such destruction.

Section 6.05                             Other Agreements Providing for Exchange of Information.  The rights and obligations granted or created under this Article 6 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

Section 6.06                             Production of Witnesses; Records; Cooperation.

(a)                                 After the Effective Time, but only with respect to a Third Party Claim, each Party hereto shall use commercially reasonable efforts to, and shall cause the other relevant members of its Group to use commercially reasonable efforts to, make available to a requesting Party or any member of the Group to which such Requesting Party belongs, upon written request, its then former and current Representatives (and the former and current Representatives of its respective Group members) as witnesses and any books, records or other documents within its control (or that of its respective Group members) or which it (or its respective Group members) otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such Representatives) or books, records or other documents may reasonably be required in connection with any Action in which the Requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.  The Requesting Party shall bear all costs and expenses in connection therewith.

(b)                                 If either Match or IAC, being entitled to do so under this Agreement, chooses to defend or to seek to settle or compromise any Third Party Claim, the other Party shall use commercially reasonable efforts to make available to such Party, upon written request, its then former and current Representatives and those of its respective Group members as witnesses and any books, records or other documents within its control (or that of its respective Group members) or which it (or its respective Group members) otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such Representatives) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, as the case may be.

(c)                                  Without limiting the foregoing, each of Match and IAC shall cooperate and consult, and shall cause their respective Group members to cooperate and consult, to the extent reasonably necessary with respect to any Actions (except in the case of an Action by one Party against the other).

(d)                                 The obligation of the Parties to provide witnesses pursuant to this Section 6.06 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other employees without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the limitation set forth in the first sentence of Section 6.06(a) regarding Third Party Claims).

(e)                                  In connection with any matter contemplated by this Section 6.06(e), the relevant Parties will enter into, and shall cause all other relevant members of their respective Groups to enter into, a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work-product privileges of any member of any Group.

Section 6.07                             Confidentiality.

(a)                                 Subject to Section 6.08, Match shall hold, and shall cause each member of the Match Group, its respective Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) and its Representatives to hold, in strict confidence, with at least the same degree of care that applies to IAC’s confidential and proprietary Information pursuant to policies in effect as of the Effective Time, all confidential and proprietary Information concerning the IAC Group (or any member thereof) that is either in such company’s possession (including Information in its possession prior to the date hereof) or furnished by the IAC Group (or any member thereof) or by any of its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) or Representatives at any time pursuant to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (any such Information referred to herein as “Confidential Information”), and shall not use, and shall cause Match Group members, Affiliates and Representatives not to use, any such Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder.  Notwithstanding the foregoing, Confidential Information shall not include Information that is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement relating to confidentiality between or among the relevant Parties and/or their respective Group members, their respective Affiliates or Representatives, (ii) lawfully acquired by the Match Group from a Third Party not bound by a confidentiality obligation, or (iii) independently generated or developed by Persons who do not and did not have access to, or descriptions of, any such confidential or proprietary Information of IAC (or any member of the IAC Group).

(b)                                 Each of Match and IAC shall maintain, and shall cause its respective Group members to maintain, policies and procedures, and develop such further policies and procedures as will from time to time become necessary or appropriate, to ensure compliance with Section 6.07(a).

(c)                                  Each of Match and IAC agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information to any other Person, except its Representatives who need to know such Confidential Information (who shall be advised of their obligations hereunder with respect to such Confidential Information), except in compliance with Section 6.08.  Without limiting the foregoing, when any Information furnished by either Match or IAC to the other Party after the Effective Time pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, the Party to which such Information was furnished will promptly, after request of the furnishing Party and at the election of the Party receiving such request, destroy or return to the furnishing Party all such Information in a printed or otherwise tangible form (including all copies thereof and all notes, extracts or summaries based thereon), and destroy all Information in an electronic or otherwise intangible form and certify to the furnishing Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).  Notwithstanding the foregoing, each of Match and IAC agree that to the extent some Information to be destroyed or returned is retained as data or records for the purpose of business continuity planning or is otherwise not accessible in the Ordinary Course of Business, such data or records shall be destroyed in the Ordinary Course of Business in accordance, if applicable, with the business continuity plan of the applicable Party.

Section 6.08                             Protective Arrangements.  In the event that any Party or any member of its Group or any Affiliate of such Party or any of their respective Representatives either determines that it is required to disclose any Confidential Information (the “Disclosing Party”) pursuant to Applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the other Party (or any member of the Group to which such other Party belongs) (the “Providing Party”), the Disclosing Party shall, to the extent permitted by Applicable Law, promptly notify the Providing Party prior to the Disclosing Party disclosing or providing such Confidential Information and shall use commercially reasonable efforts to cooperate with the Providing Party so that the Providing Party may seek any reasonable protective arrangements or other appropriate remedy and/or waive compliance with this Section 6.08.  All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy will be borne by the Providing Party.  Subject to the foregoing, the Disclosing Party may thereafter disclose or provide such Confidential Information to the extent (but only to the extent) required by such Applicable Law (as so advised by legal counsel) or by lawful process or by such Governmental Authority and shall promptly provide the Providing Party with a copy of the Confidential Information so disclosed, in the same form and format as disclosed, together with a list of all Persons to whom such Confidential Information was disclosed.

Section 6.09                             Disclosure of Third Party Information.  Match acknowledges that it and the other members of the Match Group may have in their possession confidential or proprietary Information of Third Parties that was received under confidentiality or non-disclosure agreements with such Third Party while they were part of the IAC Group.  Match will hold, and will cause the other members of the Match Group and their respective Representatives to hold, in strict confidence the confidential and proprietary Information of Third Parties to which it or any other member of the Match Group has access, in accordance with the terms of any agreements entered into prior to the Effective Time between one or more members of the IAC Group and such Third Parties.

ARTICLE 7

DISPUTE RESOLUTION

Section 7.01                             Interpretation; Agreement to Resolve Disputes.

(a)                                 In the event of any ambiguous provision in this Agreement or in any Ancillary Agreement, or any inconsistency or conflict between or among the provisions of this Agreement and one or more Ancillary Agreements or between or among the provisions of the Ancillary Agreements, IAC’s interpretation of such ambiguity or resolution of such inconsistency or conflict shall be final and binding unless such interpretation or resolution is unreasonable or clearly erroneous; it being understood and agreed that the reasonableness of an interpretation or resolution shall be assessed without regard to whether such interpretation or resolution happens to be in IAC’s self-interest.

(b)                                 Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and dispute resolution set forth in this Article 7 shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of the Match Group on the one hand and the IAC Group on the other hand.  Each of Match and IAC agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article 7 shall be the sole and exclusive procedures in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as otherwise required by Applicable Law.

Section 7.02                             Dispute Resolution; Mediation.

(a)                                 Either Party (a “Claimant Party”) may commence the dispute resolution process of this Section 7.02 by giving the other Party with whom there is such a controversy, claim or dispute written notice (a “Dispute Notice”) of any controversy, claim or dispute of whatever nature arising out of or relating to this Agreement or the breach, termination, enforceability or validity thereof (a “Dispute”) which has not been resolved in the normal course of business.  Match and IAC shall attempt in good faith to resolve any Dispute by negotiation among their respective executives (“Senior Party Representatives”) who have authority to settle the Dispute and who are at a higher level of management than the persons who have direct responsibility for the administration of this Agreement.  Within 15 days after delivery of the Dispute Notice, the receiving Party (the “Responding Party” and, together with the Claimant Party, the “Dispute Parties”) shall submit to the other Dispute Party a written response (the “Response”).  The Dispute Notice and the Response shall include (i) a statement setting forth the position of the Dispute Party giving such notice and a summary of arguments supporting such position and (ii) the name and title of such Dispute Party’s Senior Party Representative and any other persons who will accompany the Senior Party Representative at the meeting at which Match and IAC will attempt to settle the Dispute.  Within 30 days after the delivery of the Dispute Notice, the Senior Party Representatives of Match and IAC shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.  Match and IAC shall cooperate in good faith with respect to any reasonable requests for exchanges of information regarding the Dispute or a Response thereto.

(b)                                 If the Dispute has not been resolved within 60 days after delivery of the Dispute Notice, or if Match and IAC fail to meet within 30 days after delivery of the Dispute Notice as hereinabove provided, Match and IAC shall make a good faith attempt to settle the Dispute by mediation pursuant to the provisions of this Section 7.02 before resorting to arbitration contemplated by this Section 7.02 or any other dispute resolution procedure that may be agreed by Match and IAC.

(c)                                  All negotiations, conferences and discussions pursuant to this Section 7.02 shall be confidential and shall be treated as compromise and settlement negotiations.  Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.

(d)                                 Unless Match and IAC agree otherwise, the mediation shall be conducted in accordance with the CPR Institute for Dispute Resolution Model Procedure for Mediation of Business Disputes in effect on the date of this Agreement by a mediator selected by Match and IAC.

(e)                                  Within 30 days after the mediator has been selected as provided above, Match, IAC and their respective attorneys shall meet with the mediator for one mediation session of at least four hours, it being agreed that each representative of Match and IAC attending such mediation session shall be a Senior Party Representative with authority to settle the Dispute.  If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either Match or IAC may give the other and the mediator a written notice declaring the mediation process at an end.

Section 7.03                             Arbitration.  If the Dispute has not been resolved by the dispute resolution process described in Section 7.02, Match and IAC agree that any such Dispute shall be settled by binding arbitration before JAMS, Inc. in Wilmington, Delaware pursuant to the JAMS Comprehensive Arbitration Rules and Procedures.  Any arbitrator(s) selected to resolve the Dispute shall be bound exclusively by the laws of the State of Delaware without regard to its choice of law rules.  Any decisions of award of the arbitrator(s) will be final and binding upon Match and IAC and may be entered as a judgment by the Dispute Parties hereto.  Any rights to appeal or review such award by any court or tribunal are hereby waived to the extent permitted by law.

Section 7.04                             Costs.  The costs of any mediation or arbitration pursuant to this Article 7 shall be shared equally among the Dispute Parties.

Section 7.05                             Continuity of Service and Performance.  Unless otherwise agreed in writing, the Dispute Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article 7 with respect to all matters not subject to such dispute, controversy or claim.

ARTICLE 8

CERTAIN OTHER MATTERS

Section 8.01                             Further Assurances.

(a)                                 Except as provided in Section 9.01, each Party covenants with and in favor of the other Party as follows:

(i)                                     prior to, on and after the Effective Time, each of Match and IAC shall, and shall cause the other relevant members of its Group to, cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute, acknowledge and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, assurances or documents, including instruments of conveyance, assignments and transfers, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Authorizations), and to take all such other actions as such Party may reasonably be requested to take by the requesting Party (or any member of its Group) from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to give effect to the provisions, obligations and purposes of this Agreement and the Ancillary Agreements and the other transactions contemplated hereby and thereby; and

(ii)                                  to the extent that IAC or Match discovers at any time following the Effective Time any Asset that was intended to be transferred to Match or any other member of the Match Group pursuant to this Agreement was not so transferred at the Effective Time, IAC shall, or shall cause the other relevant members of the IAC Group to promptly, assign and transfer to Match or another member of the Match Group reasonably designated by Match such Asset and all right, title and interest therein in a manner and on the terms consistent with the relevant provisions of this Agreement, including, without limitation, Section 2.13(b).  Similarly, to the extent that IAC or Match discovers at any time following the Effective Time any Asset that was intended to be retained by IAC or any other member of the IAC Group was not so retained at the Effective Time, Match shall, or shall cause the other relevant members of its Group promptly to, assign and transfer to IAC or any other member of the IAC Group reasonably designated by IAC such Asset and all right, title and interest therein in a manner and on the terms consistent with the relevant provisions of this Agreement, including, without limitation, Section 2.13(b).  For the avoidance of doubt, the transfer of any Assets under this Article 8 being referred to as “Deferred Transactions”).

(b)                                 On or prior to the Effective Time, Match, in its capacity as direct and indirect parent company of the members of the Match Group, shall approve or ratify any action of any member of the Match Group as may be necessary or desirable to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements.

(c)                                  Prior to the Effective Time, if either Match or IAC identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, Match and IAC will cooperate in determining whether there is a mutually acceptable arms’ length basis on which such service can be provided.

Section 8.02                             Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.  Each Party agrees that following the Effective Time and until the 90th day following the filing of IAC’s Annual Report on Form 10-K for IAC’s Fiscal Year during which IAC ceased to be required to present consolidated financial statements including Match:

(a)                                 Date of Match Auditor’s Opinions.  Match shall use commercially reasonable efforts to enable its auditors (the “Match Auditor”) to complete their audit such that they will date their opinion on Match’s audited annual financial statements on the same date that the IAC’s auditors (the “IAC Auditor”) date their opinion on IAC’s audited annual financial statements (except to the extent an earlier date is necessary to comply with SEC rules), and to enable IAC to meet its timetable for the printing, filing and public dissemination of IAC’s annual financial statements.

(c)                                  Annual Financial Statements.  Each of Match and IAC shall provide to the other on a timely basis all Information reasonably required to meet such Party’s schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures in accordance with Item 307 of Regulation S-K and Match shall provide to IAC on a timely basis all Information reasonably required to meet IAC’s schedule for its report on internal control over financial reporting in accordance with Item 308 of Regulation S-K and its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”).  Without limiting the generality of the foregoing, each of IAC and Match will provide all required financial and other Information with respect to their respective companies and their Subsidiaries to their respective auditors in a sufficient and reasonable time and in sufficient detail to permit their respective auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the IAC Auditor and the Match Auditor with respect to respective Information to be included or contained in the annual financial statements of either company and to permit the IAC Auditor and IAC’s management to all complete the Internal Control Audit and Management Assessments.

(e)                                  Access to Personnel and Books and Records.

(i)                                     Match shall authorize the Match Auditor to make available to the IAC Auditor both the personnel who performed or are performing the annual audits of Match and work papers related to the annual audits of Match, in all cases within a reasonable time prior to the Match Auditor’s opinion date, so that the IAC Auditor is able to perform the procedures it considers necessary to take responsibility for the work of the Match Auditor as it relates to the IAC Auditor’s report on IAC’s financial statements, all within sufficient time to enable IAC to meet its timetable for the printing, filing and public dissemination of IAC’s annual financial statements;

(ii)                                  IAC shall authorize the IAC Auditor to make available to the Match Auditor both the personnel who performed or are performing the annual audits of IAC and work papers related to the annual audits of IAC, in all cases within a reasonable time prior to the IAC Auditor’s opinion date, so that the Match Auditor is able to perform the procedures it considers necessary to take responsibility for the work of the IAC Auditor as it relates to the Match Auditor’s report on Match’s financial statements, all within sufficient time to enable Match to meet its timetable for the printing, filing and public dissemination of its annual financial statements.

(iii)                               Match shall make available to the IAC Auditor and IAC’s management its personnel and books and records in a reasonable time prior to the IAC Auditor’s opinion date and IAC’s management’s assessment date so that the IAC Auditor and IAC’s management are able to perform the procedures they consider necessary to conduct the Internal Control Audit and Management Assessments.

(f)                                   Match Reports.  Match will deliver to IAC a substantially final draft, as soon as the same is prepared, of (i) the first report to be filed with the SEC that includes Match’s audited financial statements for the year ended December 31, 2015 and (ii) each subsequent report to be filed with the SEC that includes Match’s audited year-end financial statements or Match’s quarterly unaudited financial statements (the “Match Reports”); provided, however, that Match may continue to revise the Match Reports prior to the filing thereof, which changes will be delivered to IAC as soon as reasonably practicable; provided, further, that the respective personnel of IAC and Match will actively consult with each other regarding any changes which Match may consider making to the Match Reports and related disclosures prior to the anticipated filing with the SEC, with particular focus on any changes which would have an effect upon IAC’s financial statements or related disclosures.

Nothing in this Section 8.01 shall require any Party to violate any agreement with any Third Party regarding the confidentiality of confidential and proprietary Information relating to that Third Party or its business; provided, however, that in the event that a Party is required under this  Section 8.01 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party Consent to the disclosure of such Information.

ARTICLE 9

SOLE DISCRETION OF IAC; TERMINATION

Section 9.01                             Sole Discretion of IAC.  Notwithstanding any other provision of this Agreement, until the occurrence of the Effective Time, IAC shall have the sole and absolute discretion:

(a)                                 to determine whether to proceed with all or any part of the Transaction, including the IPO, and to determine the timing of and any and all conditions to the completion of the Transaction or any part thereof or of any other transaction contemplated by this Agreement, including the IPO; and

(b)                                 to amend or otherwise change, delete or supplement, from time to time, any term or element of the Transaction, the IPO, or any or all of the other transactions contemplated  by this Agreement.

Section 9.02                             Termination.  This Agreement and all Ancillary Agreements may be terminated and the transactions contemplated hereby may be amended, supplemented, modified or abandoned in any respect at any time prior to the Effective Time, by and in the sole and absolute discretion of IAC without the approval of Match or of the stockholders of IAC.  In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person.

ARTICLE 10

MISCELLANEOUS

Section 10.01                      Limitation of Liability.  In no event shall any member of the Match Group or the IAC Group be liable to any member of the other Group for any special, consequential, indirect, collateral, incidental or punitive damages or lost profits or failure to realize expected savings or other commercial or economic loss of any kind, however caused and on any theory of liability (including negligence) arising in any way out of this Agreement, whether or not such Person has been advised of the possibility of any such damages; provided, however, that the foregoing limitations shall not limit either Party’s indemnification obligations for Liabilities with respect to Third Party Claims as set forth in Article 5.  The provisions of Article 7 shall be the Parties’ sole recourse for any breach hereof or any breach of the Ancillary Agreements.

Section 10.02                      Counterparts.  This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties thereto and delivered to the other party.

Section 10.03                      Entire Agreement; Coordination.  This Agreement, the Ancillary Agreements, and the Schedules, Exhibits and Annexes hereto and thereto and the specific agreements contemplated hereby or thereby contain the entire agreement between Match and IAC with respect to the subject matter hereof and supersede all previous agreements, oral or written, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.  No agreements or understandings exist between Match and IAC other than those set forth or referred to herein or therein.  In the event of any inconsistency between this Agreement and the Ancillary Agreements with respect to matters addressed in the Ancillary Agreements, the provisions of the Ancillary Agreements shall control.  For the avoidance of doubt, the allocation of Taxes, indemnification for Taxes, control of Tax proceedings, exchange of Tax information and the retention of Tax records shall be governed exclusively by the Tax Sharing Agreement.

Section 10.04                      Construction.  In this Agreement and each of the Ancillary Agreements, unless a clear contrary intention appears:

(a)                                 the singular number includes the plural number and vice versa;

(b)                                 reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement or the relevant Ancillary Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)                                  reference to any gender includes each other gender;

(d)                                 reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein or in the relevant Ancillary Agreement;

(e)                                  reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f)                                   “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement or to the relevant Ancillary Agreement as a whole and not to any particular article, section or other provision hereof or thereof;

(g)                                  “including” (and with correlative meaning “include”) means including, without limiting the generality of, any description preceding such term;

(h)                                 the Table of Contents and headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof;

(i)                                     with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

(j)                                    references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(k)                                 references to the “other,” “other party” or the “other Group” refer to Match, IAC, the Match Group or certain members thereof or the IAC Group or certain members thereof, as the context requires.

Section 10.05                      Signatures.  Each of Match and IAC acknowledges that it and the other Party (and the other members of their respective Groups) may execute certain of the Ancillary Agreements by facsimile, stamp or mechanical signature.  Each of Match and IAC expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name (or that of the applicable member of its Group) as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

Section 10.06                      Assignability.  Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that except as specifically provided in any Ancillary Agreement, no Party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

Section 10.07                      Third Party Beneficiaries.  Except for (i) the indemnification rights under this Agreement of any Match Indemnified Party or any IAC Indemnified Party in their respective capacities as such and (ii) the release under Section 5.01(a) of any Person provided therein and (iii) as specifically provided in any Ancillary Agreement:

(a)                                 the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties hereto and thereto and their respective successors and permitted assigns and are not intended to confer upon any Person, except the parties hereto and thereto and their respective successors and permitted assigns, any rights or remedies hereunder; and

(b)                                 there are no third party beneficiaries of this Agreement or any Ancillary Agreement; and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

Section 10.08                      Payment Terms.

(a)                                 Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by one Party to the other under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)                                 Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 10.09                      Governing Law.  Except as set forth in Article 7, this Agreement and each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 10.10                      Notices.  All notices or other communications under this Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be in writing and shall be deemed to be duly given when delivered in person or successfully transmitted by electronic mail or facsimile,  addressed as follows:

if to IAC:

IAC/InterActiveCorp

555 West 18th Street

New York, NY 10011

Attention:  General Counsel
Fax:  (212) 632-9551

if to Match:

Match Group, Inc.
8300 Douglas Avenue

Suite 800

Dallas, TX 75225

Attention:  Chief Financial Officer

Fax: (917) 793-4497

Section 10.11                      Severability.  If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to either party hereto or any party thereto.  Upon such determination, the relevant Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 10.12                      Publicity.  Prior to the Effective Time, IAC shall be responsible for issuing any press releases or otherwise making public statements with respect to this Agreement, the Transaction, the IPO, or any of the other transactions contemplated hereby and thereby, and Match shall not make such statements without the prior written consent of IAC.  Prior to the Effective Time, Match and IAC shall each consult with the other prior to making any filings with any Governmental Authority with respect thereto.

Section 10.13                      Survival of Covenants.  Except as expressly set forth in this Agreement or any Ancillary Agreement, any covenants, representations or warranties contained in this Agreement and each Ancillary Agreement shall survive the Transaction and the IPO and shall remain in full force and effect.

Section 10.14                      Waivers of Default; Conflicts.

(a)                                 Waiver by either Match or IAC of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)                                 Each of Match and IAC acknowledges that each of the Parties and each member of their respective Group are all currently represented by members of IAC’s legal department and IAC’s outside counsel.  IAC (on behalf of itself and every member of its Group), on the one hand, and Match (on behalf of itself and every member of its Group), on the other hand, waives any conflict with respect to such common representation that may arise before, at or after the Effective Time.

Section 10.15                      Amendments.  After the Effective Time, no provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

IAC/INTERACTIVECORP

By:
Name:
Title:

MATCH GROUP, INC.

By:
Name:
Title: